CITIGROUP, INC.
CALCULATION OF RATIO OF INCOME TO FIXED CHARGES
INCLUDING PREFERRED STOCK DIVIDENDS

(In Millions)                                             YEAR ENDED DECEMBER 31,             THREE MONTHS
                                                                                                MARCH 31,
EXCLUDING INTEREST ON DEPOSITS:                  1998     1997     1996     1995     1994     1999     1998
                                                ------   ------   ------   ------   ------   ------   ------
FIXED CHARGES:
  INTEREST EXPENSE (OTHER THAN
    INTEREST ON DEPOSITS)                       15,849   14,911   12,362   13,488   13,532    3,555    4,019
  INTEREST FACTOR IN RENT EXPENSE                  394      301      282      275      302       79       70
  DIVIDENDS--PREFERRED STOCK                       332      433      505      800      704       62       93
                                                ------   ------   ------   ------   ------   ------   ------

    TOTAL FIXED CHARGES                         16,575   15,645   13,149   14,563   14,538    3,696    4,182
                                                ------   ------   ------   ------   ------   ------   ------

INCOME:
  INCOME BEFORE TAXES, MINORITY INTEREST
  AND CUMULATIVE EFFECT OF ACCOUNTING CHANGES    9,269   10,750   11,087    8,914    5,656    3,972    3,468
  OTHER                                             --       --        1       --       --       --       --
  FIXED CHARGES (EXCLUDING PREFERRED
    STOCK DIVIDENDS)                            16,243   15,212   12,644   13,763   13,834    3,634    4,089
                                                ------   ------   ------   ------   ------   ------   ------

    TOTAL INCOME                                25,512   25,962   23,732   22,677   19,490    7,606    7,557
                                                ======   ======   ======   ======   ======   ======   ======

RATIO OF INCOME TO FIXED CHARGES
  EXCLUDING INTEREST ON DEPOSITS                  1.54     1.66     1.80     1.56     1.34     2.06     1.81
                                                ======   ======   ======   ======   ======   ======   ======

INCLUDING INTEREST ON DEPOSITS:

FIXED CHARGES:
  INTEREST EXPENSE                              27,495   24,524   21,336   22,390   22,528    6,451    6,641
  INTEREST FACTOR IN RENT EXPENSE                  394      301      282      275      302       79       70
  DIVIDENDS--PREFERRED STOCK                       332      433      505      800      704       62       93
                                                ------   ------   ------   ------   ------   ------   ------

    TOTAL FIXED CHARGES                         28,221   25,258   22,123   23,465   23,534    6,592    6,804
                                                ------   ------   ------   ------   ------   ------   ------

INCOME:
  INCOME BEFORE TAXES, MINORITY INTEREST
  AND CUMULATIVE EFFECT OF ACCOUNTING CHANGES    9,269   10,750   11,087    8,914    5,656    3,972    3,468
  OTHER                                             --       --        1       --       --       --       --
  FIXED CHARGES (EXCLUDING PREFERRED
    STOCK DIVIDENDS)                            27,889   24,825   21,618   22,665   22,830    6,530    6,711
                                                ------   ------   ------   ------   ------   ------   ------

    TOTAL INCOME                                37,158   35,575   32,706   31,579   28,486   10,502   10,179
                                                ======   ======   ======   ======   ======   ======   ======

RATIO OF INCOME TO FIXED CHARGES
  INCLUDING INTEREST ON DEPOSITS                  1.32     1.41     1.48     1.35     1.21     1.59     1.50
                                                ======   ======   ======   ======   ======   ======   ======
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